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         John Hancock Shareholders Overwhelmingly Approve Merger with Manulife

•	95% Of Hancock Shares Cast Vote Yes

BOSTON, February 24, 2004 — John Hancock Financial Services, Inc. (NYSE:JHF) announced that its shareholders today overwhelmingly approved the adoption of the company’s merger agreement with Manulife Financial Corporation (TSX, NYSE: MFC), at a special meeting held in Washington, D.C.

Based on the preliminary tally, 69% of the company’s total shares outstanding were voted at the meeting, and, of the votes cast, 95% were in favor of the adoption of the merger agreement. A favorable vote by a majority of shares outstanding was required for the merger to be approved and 66% of the outstanding shares were voted in favor of adoption of the merger agreement.

“We are delighted to have received this tremendous level of support for the merger with Manulife from our shareholders, including hundreds of thousands of our individual policyholders who received shares in the demutualization process,” said David F. D’Alessandro, John Hancock’s Chairman and Chief Executive Officer. “We believe our investors clearly see this as a unique strategic opportunity to combine our two exceptionally strong companies into a single, global market leader whose scale and capital strength will continue to generate even greater shareholder value going forward.

“We also believe overwhelming support for the merger is a reflection of the substantial value that has been created for shareholders since our initial public offering of $17 per share four years ago,” Mr. D’Alessandro continued. “At $42.12 per share as of Friday’s close, more than $7.8 billion has been created in additional value for shareholders.

“Indeed, approximately 600,000 of the shareholders who have benefited from the 148% rise in Hancock’s stock since the company went public are policyholders who received John Hancock common stock in the demutualization at no cost to themselves and continue to hold those shares,” Mr. D’Alessandro said. “In aggregate, the value added to those policyholder/shareholders since the IPO is approximately $4.7 billion as of Friday’s close. We expect to continue to build on this record of value creation as we go forward in partnership with Manulife.”

According to John Hancock, more than 59% of its registered shareholders, nearly all of whom received their stock as a result of being policyholders at the time of demutualization, voted on the merger with Manulife.

Manulife President and CEO Dominic D’Alessandro also praised the results of the vote and said, “We’re creating a global market leader with extensive operations spanning Canada, the U.S. and Asia. The complementary nature of the organizations will offer our customers multiple access points to a wide array of financial and protection products, our distribution partners cross selling possibilities, and our employees opportunities for career development in a global enterprise. Shareholders will benefit from greatly enhanced scale, a proven financial track record and a capital base that positions the company for even greater growth and value.”

The transaction, which remains subject to approvals by regulatory authorities in the U.S. and Canada, is currently expected to close early in the second quarter of 2004. At the closing of the transaction, John Hancock common shareholders will receive 1.1853 Manulife common shares for each John Hancock common share. A final tally of the shareholder vote on the transaction will be included in the company’s first quarter 10-Q filing with the Securities and Exchange Commission.

About Manulife Financial

Manulife Financial is a leading Canadian-based financial services group operating in 15 countries and territories worldwide. Through its extensive network of employees, agents and distribution partners, Manulife Financial offers clients a diverse range of financial protection products and wealth management services. Funds under management by Manulife Financial were Cdn$156.7 billion as at December 31, 2003. Manulife Financial Corporation trades as ‘MFC’ on the TSX, NYSE and PSE, and under ‘0945’ on the SEHK. Manulife Financial can be found on the Internet at www.manulife.com.

About John Hancock

John Hancock Financial Services, Inc. (NYSE: JHF) and its affiliated companies provide a broad array of insurance and investment products and services to retail and institutional customers. As of December 31, 2003, John Hancock and its subsidiaries had total assets under management of US$142.5 billion. John Hancock can be found on the Internet at www.jhancock.com.

John Hancock Life Insurance Company, Boston, MA 02117
John Hancock Variable Life Insurance Company (*not licensed in New York )
Signator Investors, Inc., Member NASD, SIPC, Boston, MA 02117
John Hancock Funds, Inc., Member NASD